Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

(TO SECOND LIEN INDENTURE)

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is dated as of January 29, 2013, and has been entered into by and between Horizon Lines, LLC, a Delaware limited liability company, having its principal office at 4046 Colony Road, Suite 200, Charlotte, North Carolina 28211 (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent.

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee previously entered into that certain indenture dated as of October 5, 2011 (as supplemented by that certain first supplemental indenture dated as of April 9, 2012, and that certain second supplemental indenture dated as of July 17, 2012, the “Indenture”), providing for the issuance of the Company’s Second Lien Senior Secured Notes due 2016 (the “Notes”);

WHEREAS, Section 11.01 of the Indenture provides that the Company may (a) cure any ambiguity, omission, defect or inconsistency that does not adversely affect Holders in any material respect or (b) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect without the consent of the Noteholders;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Third Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantors have been done.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendment to Section 4.12 of the Indenture. The second sentence of clause (e) of Section 4.12 of the Indenture is hereby amended and restated in its entirety to read as follows:

In addition, any Net Proceeds received by Parent or its Restricted Subsidiaries in excess of $60.0 million in the aggregate after the Issue Date that are not applied under clause (iv) of Section 4.12(b) (in the case of Net Proceeds in respect of Notes Priority Collateral) or under clause (i) of Section 4.12(c) (in the case of other Net Proceeds) shall be deemed to be Excess Proceeds, to the extent not applied to such permanent repayment, prepayment, repurchase or other retirement for value within 60 days after receipt thereof (which time period shall be extended during the pendency of any offers using such Net Proceeds that are required to be conducted by the “Asset Sale” or similar provisions of any Senior Lien Debt or an ABL Facility).

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Third Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read together. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Terms Defined. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.04 Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Third Supplemental Indenture is executed, the provisions required by the Trust Indenture Act of 1939 shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The internal law of the State of New York shall govern this Third Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.07 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.08 Effectiveness; Termination. The provisions of this Third Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Section 11.03 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Third Supplemental Indenture shall become operative as specified in Section 1.01 hereof.

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Third Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

HORIZON LINES, LLC

By:	/s/ Michael F. Zendan II
Name:	Michael F. Zendan II
Title:	Secretary

HORIZON LINES, Inc.
HORIZON LINES HOLDING CORP.
HAWAII STEVEDORES, INC.
HORIZON LINES OF PUERTO RICO, INC.
HORIZON LINES OF ALASKA, LLC
HORIZON LINES OF GUAM, LLC
HORIZON LINES VESSELS, LLC
H-L DISTRIBUTION SERVICE, LLC
HORIZON LOGISTICS, LLC
AERO LOGISTICS, LLC
SEA-LOGIX, LLC
HORIZON SERVICES GROUP, LLC

By:	/s/ Michael F. Zendan II
Name:	Michael F. Zendan II
Title:	Secretary

[Signature Page to Third Supplemental Indenture (Second Lien Indenture)]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ K. Wendy Kumar

Name:	K. Wendy Kumar

Title:	Vice President

[Signature Page to Third Supplemental Indenture (Second Lien Indenture)]